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                                                              EXHIBIT 23.8

                    CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this Registration Statement on Form S-3 (File No. 333-12973) of Patriot American Hospitality, Inc. (the "Company") and the related Prospectus of our reports (a) dated March 1, 1996 with respect to the Financial Statements of Historic Hotel Partners of Birmingham Limited Partnership for the year ended December 31, 1995 and (b) dated October 23, 1996 with respect to the Financial Statements of Historic Hotel Partners of Birmingham Limited Partnership for the nine months ended September 29, 1996; both of which are included in the Company's Current Report on Form 8-K dated December 5, 1996 (File No. 0-26528).

                                          PANNELL KERR FORSTER PC

Alexandria, Virginia

December 6, 1996